EXHIBIT 10.45

Confidential Treatment. The portion of this exhibit that has been replaced with “[*****]” has been filed separately with the Securities and Exchange Commission and is the subject of an application for confidential treatment.

ARIBA, INC. 1999 EQUITY INCENTIVE PLAN:

NOTICE OF STOCK UNIT AWARD

(FY 2008 PERFORMANCE STOCK UNITS)

You have been granted units representing shares of Common Stock of Ariba, Inc. (the “Company”) on the following terms:

Name of Recipient:	Kevin Costello

Number of Units Granted:	125,000

Date of Grant:	October 15, 2007

By accepting this grant, you agree as follows:

1.	This grant is made under and governed by the Ariba, Inc. 1999 Equity Incentive Plan (the “Plan”) and the Stock Unit Agreement. Both of these documents are available on the Company’s internal web site at http://stock.ariba.com.

2.	The Company may deliver by email all documents relating to the Plan or this grant (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). The Company may also deliver these documents by posting them on a web site maintained by the Company or by a third party under contract with the Company. The “Ariba, Inc. 1999 Equity Incentive Plan—Summary and Prospectus” is available on the Company’s internal web site at http://stock.ariba.com. If, in the future, the Company posts documents required by law on a web site, it will notify you by email.

3.	You have read the Company’s Securities Trading Policy, and you agree to comply with that policy whenever you acquire or dispose of the Company’s securities. The Company’s Securities Trading Policy is available on the Company’s internal web site at http://stock.ariba.com.

RECIPIENT:	ARIBA, INC.

/s/ Kevin Costello	By:	/s/ James Frankola
	Title:	Chief Financial Officer

ARIBA, INC. 1999 EQUITY INCENTIVE PLAN:

STOCK UNIT AGREEMENT

Payment for Units	No payment is required for the units that you are receiving.

Vesting—General Rules	Your units will vest after the performance-based vesting condition and the Service-based vesting condition are both satisfied, as described below.

No additional units will vest after your Service (as defined below) has terminated for any reason, except as set forth in a Severance Agreement between you and the Company.

Performance-Based Vesting Condition	Your units will vest on the basis of Subscription Software Revenue (as defined below) for fiscal year 2008, as calculated pursuant to the following schedule:

2008 Subscription Software Revenue:	Percentage of Total Number of Units Awarded That Vests:
Less than $[*****]	0%
$[*****]	50%
$[*****]	100%
$[*****] or more	200%

Straight-line interpolation will be used for Subscription Software Revenue amounts between the increments set forth above.

If the Company’s acquisition of Procuri, Inc. (the “Acquisition”) does not close on or before December 31, 2007, then each of the Subscription Software Revenue figures set forth above will be reduced by the following amount:

Quarter in which the Acquisition Closes:	Amount of Reduction:
Second Fiscal Quarter of 2008	$	[*****	]
Third Fiscal Quarter of 2008	$	[*****	]
Fourth Fiscal Quarter of 2008 (or the Acquisition fails to close)	$	[*****	]

Adjustments	The Committee, at its sole discretion, may make appropriate adjustments in the performance-based vesting condition set forth above in order to account for extraordinary events, including (without limitation) acquisitions and other corporate or financial events.

Service-Based Vesting Condition	The first one-third of the units for which the performance-based vesting condition has been satisfied will vest on November 20, 2008 (the “Vesting Commencement Date”), provided that your Service is continuous until that date. The second one-third of the units for which the performance-based vesting condition has been satisfied will vest on the first anniversary of the Vesting Commencement Date, provided that your Service is continuous until that date. The last one-third of the units for which the performance-based vesting condition has been satisfied will vest on the second anniversary of the Vesting Commencement Date, provided that your Service is continuous until that date.

Forfeiture	If your Service terminates for any reason, then your units will be forfeited to the extent that they have not vested before the termination date, except as set forth in a Severance Agreement between you and the Company. This means that any units that have not vested under this Agreement or a Severance Agreement will immediately be cancelled. You receive no payment for units that are forfeited.

The Company determines when your Service terminates for this purpose.

Leaves of Absence and Part-Time Work	For purposes of this grant, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing and if continued crediting of Service is required by applicable law, the Company’s written leave of absence policy (as in effect for similarly situated employees) or the terms of your leave. But your Service terminates when the approved leave ends, unless you immediately return to active work.

If you go on a leave of absence, then the vesting dates specified above may be adjusted in accordance with the Company’s written leave of absence policy (as in effect for similarly situated employees) or the terms of your leave. If you commence working on a part-time basis, then the vesting dates specified above may be adjusted in accordance with the Company’s written part-time work policy (as in effect for similarly situated employees) or the terms of an agreement between you and the Company pertaining to your part-time schedule.

Settlement of Units	Each unit will be settled on the first Permissible Trading Day (as defined below) that occurs on or after the day when the unit vests. However, each unit must be settled not later than the December 15 of the Company’s fiscal year after the fiscal year in which the unit vests.

At the time of settlement, you will receive one share of the Company’s Common Stock for each vested unit. A stock certificate for those shares will be released to a broker for your account. The Company will select the broker at its discretion. But the Company, at its sole discretion, may substitute an equivalent amount of cash if the distribution of stock is not reasonably practicable due to the requirements of applicable law. The amount of cash will be determined on the basis of the market value of the Company’s Common Stock at the time of settlement.

Nature of Units	Your units are mere bookkeeping entries. They represent only the Company’s unfunded and unsecured promise to issue shares of Common Stock (or distribute cash) on a future date. As a holder of units, you have no rights other than the rights of a general creditor of the Company.

No Voting Rights or Dividends	Your units carry neither voting rights nor rights to cash dividends. You have no rights as a stockholder of the Company unless and until your units are settled by issuing shares of the Company’s Common Stock.

Units Nontransferable	You may not sell, transfer, assign, pledge or otherwise dispose of any units. For instance, you may not use your units as security for a loan.

Withholding Taxes	No stock certificates or cash will be distributed to you unless you have made arrangements, as directed by the Company, for the payment of any withholding taxes that are due as a result of the settlement of this award. At the discretion of the Company, these arrangements may include (a) payment in cash, (b) payment from the proceeds of the sale of shares through a Company-approved broker or (c) withholding shares of Company stock that otherwise would be issued to you when the units are settled. The fair market value of these shares, determined as of the date when taxes otherwise would have been withheld in cash, will be applied to the withholding taxes.

Restrictions on Resale	You agree not to sell any shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

Employment at Will	Your award or this Agreement does not give you the right to be retained by the Company or a subsidiary of the Company in any capacity. The Company and its subsidiaries reserve the right to terminate your Service at any time, with or without cause.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Company stock, the number of your units will be adjusted accordingly, as the Company may determine pursuant to the Plan.

Beneficiary Designation	You may dispose of your units in a written beneficiary designation. A beneficiary designation must be filed with the Company on the proper form. It will be recognized only if it has been received at the Company’s headquarters before your death. If you file no beneficiary designation or if none of your designated beneficiaries survives you, then your estate will receive any vested units that have not been settled before your death.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to their choice-of-law provisions).

The Plan and Prior Agreements

The text of the Plan is incorporated in this Agreement by reference.

The Plan, this Agreement and the Notice of Stock Unit Award constitute the entire understanding between you and the Company regarding this award. Any prior agreements, commitments or negotiations concerning this grant are superseded. However, if you and the Company entered into a Severance Agreement, then that Severance Agreement is not superseded and will continue to apply as described below.

Amendments	This Agreement may be amended only by another written agreement between the parties.

Interpretation of Severance Agreement

If you and the Company entered into a Severance Agreement, then the vesting acceleration provisions of that Severance Agreement will be applied to this award as follows:

•        If a Change in Control (as defined in the Severance Agreement) occurs prior to September 30, 2008, and you become entitled to accelerated vesting after the Change in Control, then (a) the performance-based vesting condition will be deemed to have been satisfied to the extent (and only to the extent) required to cause 100% of your units to vest and (b) the Service-based vesting condition will be deemed to have been satisfied in full.

•        If a Change in Control occurs on or after September 30, 2008, and you become entitled to accelerated vesting after the Change in Control, then (a) the performance-based vesting condition will be deemed to have been satisfied to the extent set forth above (based on actual Subscription Software Revenue) and (b) the Service-based vesting condition will be deemed to have been satisfied in full.

•        If no Change in Control occurs but you become entitled to accelerated vesting or continued vesting during a defined Continuation Period, then (a) the performance-based vesting condition will be deemed to be satisfied to the extent set forth above (based on actual Subscription Software Revenue) and (b) the Service-based vesting condition will be deemed to be satisfied to the extent set forth in the Severance Agreement.

Definitions:

Permissible Trading Day

“Permissible Trading Day” means a day that satisfies each of the following requirements:

•        The Nasdaq Global Market is open for trading on that day,

•        You are permitted to sell shares of the Company’s Common Stock on that day without incurring liability under Section 16(b) of the Securities Exchange Act of 1934, as amended,

•        Either (a) you are not in possession of material non-public information that would make it illegal for you to sell shares of the Company’s Common Stock on that day under Rule 10b-5 of the Securities and Exchange Commission or (b) Rule 10b5-1 of the Securities and Exchange Commission is applicable,

•        Under the Company’s written Securities Trading Policy, you are permitted to sell shares of the Company’s Common Stock on that day, and

•        You are not prohibited from selling shares of the Company’s Common Stock on that day by a written agreement between you and the Company or a third party.

Service	“Service” means service as an employee, consultant or director of the Company or a subsidiary of the Company.

Subscription Software Revenue	“Subscription Software Revenue” means subscription software revenue as determined under U.S. GAAP and published in the Company’s periodic financial reports.

BY ACCEPTING THIS GRANT, YOU AGREE TO ALL OF THE TERMS AND

CONDITIONS DESCRIBED ABOVE, IN THE PLAN AND IN

THE NOTICE OF STOCK UNIT AWARD.